Exhibit 3

Names and Addresses of the Underwriters

Barclays Capital Inc.

745 Seventh Avenue, 5th Floor

New York, NY 10019

Deutsche Bank Securities Inc.

60 Wall Street, 2nd Floor

New York, New York 10005

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179